Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS THIRD QUARTER FISCAL 2017 RESULTS
•	Comparable Store Sales Increase 0.7%, with Continued High Single-Digit Comps in Footwear
•	Company Opens First Store in California
•	Company Updates Guidance

BIRMINGHAM, Ala. (November 18, 2016) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today announced results for the third quarter ended October 29, 2016.

Third Quarter Results
Net sales for the 13-week period ended October 29, 2016, increased 3.8% to $237.0 million compared with $228.3 million for the 13-week period ended October 31, 2015.  Comparable store sales increased 0.7%.

Gross profit was 35.4% of net sales for the 13-week period ended October 29, 2016, compared with 36.1% for the 13-week period ended October 31, 2015.  The decrease was mainly due to markdowns taken to reduce inventory, a negative effect of product mix resulting from soft sales in seasonal apparel, and de-leverage of logistics and store occupancy expenses associated with lower comparable store sales.

Store operating, selling and administrative expenses were 23.6% of net sales for the 13-week period ended October 29, 2016, compared with 21.1% of net sales for the 13-week period ended October 31, 2015.  These expenses were higher as a percentage of net sales partially due to a low comparable store sales increase.  Additionally, the Company incurred increased expenses related to investments in its omni-channel initiative and higher expenses related to employee benefit costs, credit card fees, and store maintenance.

Net income for the 13-week period ended October 29, 2016, was $14.6 million compared with $18.7 million for the 13-week period ended October 31, 2015.  Earnings per diluted share was $0.66 for the 13-week period ended October 29, 2016, compared with $0.79 for the 13-week period ended October 31, 2015.

Jeff Rosenthal, President and Chief Executive Officer, stated, "We were pleased with our back-to-school sales and continue to see high single-digit comps in our footwear category.  Sales softened in September and October as apparel sales became more challenging, principally in our colder-weather categories.  Gross margin rate declined due to a mix shift to footwear as a result of softness in seasonal apparel sales.  As expected, expenses were higher in the quarter due to investments in our ongoing omni-channel initiative, but we also experienced higher expenses in other areas against a favorable third quarter last year.

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"At the end of the quarter, we opened our first store in California and are excited about the growth opportunity for this state in the future," Rosenthal continued.  "Additionally, we are pleased with the progress we are making on our omni-channel initiative and expect to see benefits from our new POS system and store-to-home capability in the first half of Fiscal 2018."

For the quarter, Hibbett opened 13 new stores, expanded two high performing stores and closed five underperforming stores, bringing the store base to 1,067 in 34 states as of October 29, 2016.

Fiscal Year to Date Results
Net sales for the 39-week period ended October 29, 2016, increased 4.1% to $726.0 million compared with $697.4 million for the 39-week period ended October 31, 2015.  Comparable store sales increased 1.0%.

Gross profit was 35.4% of net sales for the 39-week period ended October 29, 2016, compared with 35.5% for the 39-week period ended October 31, 2015.

Store operating, selling and administrative expenses were 22.8% of net sales for the 39-week period ended October 29, 2016, compared with 21.5% of net sales for the 39-week period ended October 31, 2015.

Net income for the 39-week period ended October 29, 2016, was $49.0 million compared with $53.1 million for the 39-week period ended October 31, 2015.  Earnings per diluted share was $2.18 for the 39-week period ended October 29, 2016, compared with $2.17 for the 39-week period ended October 31, 2015.

Liquidity and Stock Repurchases
Hibbett ended the third quarter of Fiscal 2017 with $41.2 million of available cash and cash equivalents on the unaudited consolidated balance sheet, no bank debt outstanding and full availability under its $80.0 million unsecured credit facilities.

During the third quarter, the Company repurchased 53,519 shares of its common stock for a total expenditure of $1.9 million.  Approximately $269.3 million of the total authorization remained for future stock repurchases as of October 29, 2016.

Fiscal 2017 Outlook
The Company is updating its guidance for the 52 weeks ending January 28, 2017, to earnings per diluted share in the range of $2.82 to $2.88 from a previously reported range of $2.93 to $3.02.  Additionally, merchandise margin is expected to be relatively flat compared with a previously reported expectation of flat to slightly positive versus the prior year.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, November 18, 2016, to discuss third quarter Fiscal 2017 results.  The number to call for the live interactive teleconference is (212) 231-2905.  A replay of the conference call will be available until November 25, 2016, by dialing (402) 977-9140 and entering the passcode, 21818613.

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The Company will also provide an online Web simulcast and rebroadcast of its third quarter Fiscal 2017 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on November 18, 2016, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, Inc. operates athletic specialty stores in small to mid-sized markets, predominately in the South, Southwest, Mid-Atlantic and Midwest regions of the United States.  The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding earnings per diluted share, sales trends, merchandise margin rates, impact of the omni-channel initiative and store openings and growth opportunities. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 28, 2016 and in our Quarterly Report on Form 10-Q filed on June 7, 2016 and September 9, 2016. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$237,006	$228,301	$726,031	$697,385
Cost of goods sold, including wholesale, logistics and store occupancy costs	153,181	145,949	468,947	450,140
Gross profit	83,825	82,352	257,084	247,245
Store operating, selling and administrative expenses	55,853	48,255	165,415	150,206
Depreciation and amortization	4,799	4,238	14,036	12,656
Operating income	23,173	29,859	77,633	84,383
Interest expense, net	60	67	187	201
Income before provision for income taxes	23,113	29,792	77,446	84,182
Provision for income taxes	8,509	11,115	28,426	31,065
Net income	$14,604	$18,677	$49,020	$53,117

Net income per common share:
Basic earnings per share	$0.66	$0.79	$2.19	$2.18
Diluted earnings per share	$0.66	$0.79	$2.18	$2.17

Weighted average shares outstanding:
Basic	21,989	23,607	22,350	24,333
Diluted	22,186	23,777	22,525	24,519

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 29, 2016	January 30, 2016
Assets
Cash and cash equivalents	$41,195	$32,274
Inventories, net	292,461	283,099
Other current assets	16,557	14,995
Total current assets	350,213	330,368
Property and equipment, net	106,601	101,389
Other assets	10,087	10,615
Total assets	$466,901	$442,372

Liabilities and Stockholders' Investment
Accounts payable	$85,710	$88,456
Short-term capital leases	545	478
Accrued expenses	20,877	16,256
Total current liabilities	107,132	105,190
Non-current liabilities	27,596	26,336
Stockholders' investment	332,173	310,846
Total liabilities and stockholders' investment	$466,901	$442,372

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Sales Information
Net sales increase	3.8%	4.6%	4.1%	3.5%
Comparable store sales increase (decrease)	0.7%	0.6%	1.0%	-0.5%

Store Count Information
Beginning of period	1,059	1,014	1,044	988
New stores opened	13	20	44	51
Stores closed	(5)	(3)	(21)	(8)
End of period	1,067	1,031	1,067	1,031

Stores expanded	2	1	4	8
Estimated square footage at end of period (in thousands)	6,090	5,893

Balance Sheet Information
Average inventory per store	$274,097	$268,611

Share Repurchase Activity
Shares	53,519	1,341,170	911,356	2,137,389
Cost (in thousands)	$1,941	$50,542	$31,634	$87,944

-END OF EXHIBIT 99.1-